UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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ABC BANCORP

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ABC Bancorp

24 Second Avenue, S.E.

Moultrie, Georgia 31768

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 20, 2003

To the Shareholders of ABC Bancorp:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of ABC Bancorp (the “Company”) will be held at the principal offices of ABC Bancorp, located at 24 Second Avenue, S.E., Moultrie, Georgia, on Tuesday, May 20, 2003, commencing at 4:15 p.m., local time, for the following purposes:

(1)	to elect three Class III directors for a three-year term of office;

(2)	to ratify the appointment of Mauldin & Jenkins, Certified Public Accountants and Consultants, LLC, as the Company’s independent accountants for the fiscal year ended December 31, 2002; and

(3)	to transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The close of business on March 21, 2003 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting.

Shareholders may receive more than one proxy if they own shares registered in different names or at different addresses. Each such proxy should be marked, dated, signed and returned. Please check to be certain of the manner in which your shares are registered—whether individually, as joint tenants, or in a representative capacity—and sign the related proxy accordingly.

A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose germane to the Annual Meeting, during normal business hours, for a period of at least 10 days prior to the Annual Meeting at the Company’s corporate offices located at the address set forth above.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to do so, please mark, date and sign the enclosed proxy and mail it promptly in the enclosed postage-prepaid envelope. Returning your proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

By Order of the Board of Directors,

Kenneth J. Hunnicutt

Chairman of the Board, President and

Chief Executive Officer

Moultrie, Georgia

April 15, 2003

ABC BANCORP

24 Second Avenue, S.E.

Moultrie, Georgia 31768

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement and the accompanying form of proxy (which were first sent or given to shareholders on or about April 15, 2003) are furnished to shareholders of ABC Bancorp (the “Company”) in connection with the solicitation by and on behalf of the Board of Directors of the Company (the “Board”) of proxies for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the principal offices of ABC Bancorp, located at 24 Second Avenue, S.E., Moultrie, Georgia, on Tuesday, May 20, 2003, at 4:15 p.m., local time, and any adjournment or postponement thereof.

A proxy may be revoked at any time before the shares represented by it are voted at the Annual Meeting by delivering to the Secretary of the Company either a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. All shares represented by a properly executed, unrevoked proxy will be voted on all matters presented at the Annual Meeting on which the shares are entitled to vote, unless the shareholder attends the Annual Meeting and votes in person. Proxies solicited will be voted in accordance with the instructions given on the enclosed form of proxy. UNLESS AUTHORITY IS WITHHELD IN THE MANNER INDICATED ON THE ENCLOSED FORM OF PROXY, IT IS INTENDED THAT PROXIES IN THE ACCOMPANYING FORM WILL BE VOTED FOR THE ELECTION AS A DIRECTOR OF EACH OF THE NOMINEES NAMED HEREIN.

Only shareholders of record at the close of business on March 21, 2003 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had 9,759,034 shares of its common stock, $1.00 par value per share (the “Common Stock”), outstanding and entitled to vote. All holders of Common Stock are entitled to cast one vote per share held as of the Record Date.

The cost of preparing and mailing proxy materials will be borne by the Company. In addition to solicitation by mail, solicitations may be made by officers and other employees of the Company in person or by telephone, telecopier or telegraph. Brokerage houses, custodians, nominees and fiduciaries will be reimbursed for the expenses of sending proxy materials to the beneficial owners of Common Stock held of record on behalf of such persons.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of the Record Date by (i) directors, (ii) nominees for election as directors, (iii) executive officers named in the Summary Compensation Table set forth in this Proxy Statement under the caption “Executive Compensation and Other Information,” (iv) all directors and executive officers as a group, and (v) each person who, to the knowledge of the Company, is a beneficial owner of more than five percent (5%) of the outstanding Common Stock.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned as of March 21, 2003 (2)+	Percent of Class (3)
Jon S. Edwards (4)	22,257	*
Johnny W. Floyd (5)	62,115	*
J. Raymond Fulp	27,562	*
Edwin W. Hortman, Jr. (6)	17,966	*
Kenneth J. Hunnicutt (7)	267,496	2.7%
Daniel B. Jeter	4,624	*
W. Edwin Lane, Jr. (8)	46,425	*
Robert P. Lynch (9)	127,253	1.3%
Mark D. Thomas (10)	17,540	*
Eugene M. Vereen, Jr.	54,402	*
Doyle Weltzbarker (11)	91,148	*
J. Thomas Whelchel (12)	40,203	*
Henry C. Wortman (13)	58,689	*
All directors and executive officers as a group (16 persons) (14)	869,373	8.9%

*Less	than 1%.

+All	fractional shares have been rounded up to the next whole number.

(1)	Unless otherwise noted in the footnotes to this table, the address of each beneficial owner is 24 Second Avenue, S.E., Moultrie, Georgia 31768.

(2)	Except as otherwise specified, each individual has sole and direct beneficial ownership interest and voting rights with respect to all shares of Common Stock indicated.

(3)	Percentage calculated based on 9,759,034 shares of Common Stock outstanding as of March 21, 2003.

(4)	Includes 8,400 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 21, 2003; 4,000 shares of restricted Common Stock over which Mr. Edwards exercises voting power; and 10 shares owned by Mr. Edward’s wife, with whom he shares voting and investment power.

(5)	Includes 9,297 shares of Common Stock owned by Mr. Floyd’s wife and 26,978 shares of Common Stock owned through accounts for the benefit of Mr. Floyd’s children, of which Mr. Floyd is custodian.

(6)	Includes 7,900 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 21, 2003; 1,500 shares of restricted Common Stock over which Mr. Hortman exercises voting power; and 10 shares owned by Mr. Hortman’s wife, with whom he shares voting and investment power.

(7)	Includes 60,150 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 21, 2003; 50,000 shares of restricted Common Stock over which Mr. Hunnicutt exercises voting power; 20 shares of Common Stock owned jointly with Mr. Hunnicutt’s investment club; and 2,064 shares of Common Stock owned by Mr. Hunnicutt’s wife, with whom he shares voting and investment power.

(8)	Includes 16,073 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 21, 2003; and 4,000 shares of restricted Common Stock, over which Mr. Lane exercises voting power.

(9)	Includes 125,930 shares of Common Stock owned by members of Mr. Lynch’s family, over which Mr. Lynch has voting and investment power.

(10)	Share ownership with respect to Mr. Thomas is taken from the SunTrust Registered Stockholder List as of March 21, 2003. Mr. Thomas served as the Chief Operating Officer of the Company from July, 1999 to August, 2002 and as the President of the Company from May, 2001 to August, 2002. He resigned his position as an officer and director of the Company on August 8, 2002. See “Recent Changes to the Board.” Information is being provided with respect to Mr. Thomas pursuant to the rules of the Securities and Exchange Commission (the “SEC”).

(11)	Includes 24,426 shares owned by the West-End Milling Company ESOP Trust, of which Mr. Weltzbarker serves as trustee and as to which Mr. Weltzbarker disclaims beneficial ownership.

(12)	Includes 1,206 shares of Common Stock owned by Mr. Whelchel’s wife, with whom Mr. Whelchel shares voting and investment power. In addition to the shares of Common Stock listed, Mr. Whelchel also owns 1,400 shares of the preferred securities of ABC Bancorp Capital Trust I, a Delaware business trust and a subsidiary of the Company (the “Trust”), which represent less than 1% of the 3,450,000 shares of such preferred securities issued and outstanding.

(13)	Includes 15,314 shares of Common Stock owned by Mr. Wortman’s wife, with whom Mr. Wortman shares investment and voting power; 11,125 shares of Common Stock owned by Mr. Wortman as co-trustee with Mr. Wortman’s wife for the benefit of their two children; and 1,841 shares of Common Stock owned jointly with Mr. Wortman’s wife. In addition to the shares of Common Stock listed, Mr. Wortman also owns 3,000 shares of the preferred securities of the Trust, which represent less than 1% of the 3,450,000 shares of such preferred securities outstanding.

(14)	Includes 104,199 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 21, 2003 and 68,500 shares of restricted Common Stock, over which certain members of the group exercise voting power.

PROPOSAL I: ELECTION OF DIRECTORS

The Company has a classified Board currently consisting of two Class I directors (Messrs. Floyd and Jeter), four Class II directors (Messrs. Fulp, Lynch, Whelchel and Wortman), and three Class III directors (Messrs. Hunnicutt, Vereen and Weltzbarker). The Class III directors currently serve until the Annual Meeting, and the Class I and Class II directors currently serve until the annual meetings of shareholders to be held in 2004 and 2005, respectively. After the Annual Meeting, the Class I, Class II and Class III directors will serve until the annual meetings of shareholders to be held in 2004, 2005 and 2006, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of shareholders, directors are duly elected for a full term of three years to succeed those whose terms are expiring. Vacancies on the Board and newly created directorships can generally be filled by a vote of a majority of the directors then in office. Executive officers are elected annually by the Board and serve at the discretion of the Board.

At the Annual Meeting, shareholders are being asked to elect three directors to serve as Class III directors until the 2006 annual meeting of shareholders and until their successors are duly elected and qualified.

In order to be elected, a nominee for director must receive an affirmative vote of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote.

Unless otherwise directed, the persons named as proxies and attorneys in the enclosed form of proxy intend to vote “FOR” the election of the nominees listed below as directors for the ensuing term and until their successors are duly elected and qualified. If any such nominee for any reason should not be available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by management. The Board is unaware of a nominee who is unable to serve as a director or will decline to serve as a director, if elected.

The following sets forth certain information as of the Record Date concerning the nominees for election as directors of the Company and the other directors whose terms of office will continue after the Annual Meeting. Except as set forth below, each of the nominees has been engaged in his principal occupation during the past five years.

Nominees for Election as Class III Directors with Terms Expiring in 2006

Kenneth J. Hunnicutt (age 66), Chairman of the Board, has served as a director of the Company since 1981 and Chairman of the Board since May 15, 2001. Mr. Hunnicutt has also served as Chief Executive Officer of the Company since 1994 and as President of the Company from 1981 through May 15, 2001 and again since August 20, 2002. Mr. Hunnicutt served as Senior President of American Banking Company from 1989 to 1991 and as President of American Banking Company, a wholly-owned subsidiary of the Company, from 1975 to 1989. Mr. Hunnicutt also serves on the Board of Trustees for Abraham Baldwin Agricultural College.

Eugene M. Vereen, Jr. (age 82) has served as a director of the Company since 1981. Mr. Vereen served as the Chairman of the Board from 1981 to 1995 and served as Chief Executive Officer of the Company from 1981 to 1994. Mr. Vereen has also served as a director of American Banking Company since 1971. Mr. Vereen also served as a director of Heritage Community Bank, Bank of Thomas County, Citizens Security Bank and Cairo Banking Company, each of which is a wholly-owned subsidiary of the Company, from the time the Company acquired each such subsidiary until 1995. Mr. Vereen has previously served as Senior President of American Banking Company and he now serves as the Chairman of the Board Emeritus of the Company and as President Emeritus of American Banking Company. Mr. Vereen served as Chairman of the Board of Moultrie Insurance Agency from 1951 until its sale in 1983. Mr. Vereen is President and director of M.I.A., Co., a real estate holding and investment company.

Doyle Weltzbarker (age 68) has served as a director of the Company since 1985 and as Chairman of the Board from October, 1998 through May, 2001. Mr. Weltzbarker has also served as Vice Chairman of the Board from 1995 through 1998 and again since May 15, 2001. Mr. Weltzbarker has served as a director and Chairman of the Board of Heritage Community Bank, a wholly-owned subsidiary of the Company since 1975 and 1988, respectively. Since 1985, Mr. Weltzbarker has served as a director and President of both West End Milling Company, a feed manufacturing business, and Brooksco Dairy, LLC, a livestock and farming business. Mr. Weltzbarker also serves as a director and officer of Southeast Milk Inc., and as a director of Georgia-Florida Fertilizer Co. and the Georgia Agribusiness Council.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

BOARD OF DIRECTORS

Directors

J. Raymond Fulp (age 58) has served as a director of the Company since 1989 and has served as a director and Chairman of the Board of Citizens Security Bank, a wholly-owned subsidiary of the Company since 1987 and 2000, respectively. Mr. Fulp is a pharmacist and was the co-owner of Midtown Pharmacy in Tifton, Georgia from 1974 until its sale in 1999. Mr. Fulp’s term expires in the year 2005.

Robert P. Lynch (age 39) has served as a director of the Company since February 2000. Mr. Lynch currently operates Motor Finance Company in Jacksonville, Florida. Mr. Lynch’s family owns seven automobile dealerships in Florida and Georgia, as well as Shadydale Farm, a beef cattle operation located in Shadydale, Georgia. Mr. Lynch’s term expires in the year 2005.

J. Thomas Whelchel (age 67) has served as a director of the Company since August 2001. Between 1996 and 2001, Mr. Whelchel served as the Chairman of the Board and Executive Officer of Golden Isles Financial Holdings, Inc. (“Golden Isles”), a Georgia corporation which merged with the Company in July, 2001. From July 1995 to October 1996, Mr. Whelchel served as Vice Chairman of the Board of Golden Isles, and from 1988 to 1995, he served as President of Golden Isles. Mr. Whelchel has served as Chairman of the Board and a director of The First Bank of Brunswick, a wholly-owned subsidiary of the Company, since February 1990. He is also a senior partner in the law firm of Whelchel, Brown, Readdick & Bumgartner located in Brunswick, Georgia, and also serves on the Board of Directors for the J.H. Harvey Company. Mr. Whelchel’s term expires in the year 2005.

Henry C. Wortman (age 64) has served as a director of the Company since 1990. Mr. Wortman has also served as Vice Chairman of the Board and a director of Heritage Community Bank, a wholly-owned subsidiary of the Company, since 1988. Mr. Wortman has served as a principal partner of Jackson & Wortman LLC, a dairy, pecan, timber and general farming operation based in Quitman, Georgia, since 1965. Mr. Wortman is also President of JWIT, LLC and is a member of the Board of Directors of the Georgia-Florida Fertilizer Company. Mr. Wortman’s term expires in the year 2005.

Johnny W. Floyd (age 64) has served as a director of the Company since 1995. Mr. Floyd has served as a director and Chairman of the Board of Central Bank and Trust, a wholly-owned subsidiary of the Company, since 1986 and 1988, respectively. Mr. Floyd is the President of Floyd Timber Company, a forestry products company, and the President of Cordele Realty, Inc. Mr. Floyd has also been a member of the Georgia House of Representatives since 1989. Mr. Floyd’s term expires in the year 2004.

Daniel B. Jeter (age 51) has served as a director of the Company since 1997. Mr. Jeter has been a director of American Banking Company since April, 2002. Mr. Jeter is the Vice President and a majority shareholder of Standard Discount Corporation (“Standard”), a family-owned consumer finance company. Mr. Jeter joined Standard in March 1979 and is an officer and director of each of Standard’s affiliates, including, Colquitt Loan Company, Globe Loan Company of Hazelhurst, Globe Loan Company of Tifton, Globe Loan Company of Moultrie, Peach Finance Company, Personal Finance Service of Statesboro, Globe Financial Services of Thomasville, Classic Insurance Company, Ltd. and Cavalier Insurance Company (of which he is President). Mr. Jeter is also a director and officer of the Georgia Industrial Loan Corporation and a director of Allied Business Systems and the Georgia Financial Services Association. Mr. Jeter’s term expires in the year 2004.

The backgrounds of the directors with terms expiring in 2003 are summarized above.

Recent Changes to the Board

On August 8, 2002, Mark D. Thomas resigned his positions as President and Chief Operating Officer of the Company and as a member of the Board and the Executive, Executive Loan, Compensation, Asset Liability Management and Investment Committees of the Board. The vacancies on the Board and on certain of the Company’s committees created by Mr. Thomas’ resignation have not been filled.

Committees of the Board

The Company’s Executive Committee is currently comprised of four directors, only one of whom is a current or former employee of the Company or any of its subsidiaries. The current members of the Executive Committee are Messrs. Fulp, Hunnicutt, Jeter and Weltzbarker. The Executive Committee is authorized to exercise all of the powers of the Board, except the power to declare dividends, elect directors, amend the Company’s Bylaws, issue stock or recommend any action to the Company’s shareholders. The Executive Committee, among other things, considers and makes recommendations to the Board regarding the size and composition of the Board, recommends and nominates candidates to fill Board vacancies that occur and recommends to the Board the director nominees for whom the Board will solicit proxies.

The Company’s Executive Loan Committee is currently comprised of six members. Four members of the Executive Loan Committee are directors of the Company, and the two remaining members are non-director employees of the Company. The current members of the Executive Loan Committee are Jon S. Edwards, the Company’s Director of Credit Administration and Southern Region Executive, Edwin W. Hortman, Jr., Northern Region Executive, and Messrs. Hunnicutt, Jeter, Weltzbarker and Wortman. The Executive Loan Committee is responsible for reviewing and approving all of the loan and credit requests involving principal amounts between $2.5 million and $5.0 million for the Company and each of the Company’s eleven subsidiary banks (collectively, the “Banks”).

The Company’s Compensation Committee is currently comprised of four directors, Messrs. Fulp, Hunnicutt, Jeter and Weltzbarker. Mr. Hunnicutt served as a non-voting member of the Compensation Committee during the year ended December 31, 2002. The duties of the Compensation Committee are generally to establish the salaries, bonuses, management perquisites and other compensation of the officers of the Company and the Banks. The Compensation Committee also has the authority to administer and interpret the Company’s 401(k) Profit Sharing Plan, the ABC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan, and the 1997 Incentive Stock Option Plan for Mr. Hunnicutt, including the selection of eligible participants in such plans and the type, amount, duration, acceleration and vesting of individual grants and awards made thereunder. During 2001, the Compensation Committee also administered and interpreted the Company’s Money Purchase Pension Plan, which merged into the Company’s 401(k) Profit Sharing Plan effective March 20, 2002.

The Company’s Audit Committee is currently comprised of three members, none of whom is a current or former employee of the Company or any of its subsidiaries and all of whom are, in the opinion of the Board, free from any relationship that would interfere with the exercise of independent judgment in the discharge of the Audit Committee’s duties. See “Report of the Audit Committee of the Board.” The current members of the Audit Committee are Messrs. Fulp, Jeter and Wortman. The Audit Committee represents the Board in discharging its responsibility relating to the accounting, reporting and financial practices of the Company and its subsidiaries and has general responsibility for surveillance of internal controls and accounting and audit activities of the Company and its subsidiaries.

The Company has an Asset Liability Management Committee currently comprised of ten members, three of whom are directors of the Company and the rest of whom are non-director employees of the Company. The directors who serve on the Asset Liability Management Committee are Messrs. Hunnicutt, Jeter and Wortman. Messrs. Jeter and Wortman are non-employee directors. The Asset Liability Management Committee manages the Company’s assets so as to minimize risk and maximize profits by managing the Company’s mix of assets so that non-earning assets are minimized. The Asset Liability Management Committee guards against any concentration of assets (e.g., excessive amounts of loans to one borrower or excessive amounts of investment securities from the same issuer) to minimize risk and ensures that reserves against losses are adequate to prevent depletion of earnings. The Asset Liability Management Committee also approves the overall strategy of the Company’s investment portfolio.

The Company also has an Investment Committee currently comprised of seven members, one of whom is a director of the Company (Mr. Hunnicutt), and the rest of whom are non-director employees of the Company. The Investment Committee is responsible for overseeing the implementation of overall investment portfolio strategy approved by the Assett Liability Management Committee.

The Company does not have a standing nominating committee.

In 2002, the Board held 12 meetings and did not act by unanimous written consent in lieu of a meeting, the Executive Committee held 12 meetings, the Executive Loan Committee held 28 meetings, the Compensation Committee held 10 meetings, the Audit Committee held four meetings, and the Asset Liability Management Committee and the Investment Committee each held 12 meetings. Each director attended at least 75% of all meetings of the full Board and of those committees on which he served and was eligible to attend in 2002.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

The following table and notes present the cash and non-cash compensation paid or accrued during each of the last three fiscal years to the Company’s Chief Executive Officer and to any other executive officer whose total cash compensation exceeded $100,000.

Summary Compensation Table

					Long Term Compensation
		Annual Compensation			Awards
Name and Principal Position	Year	Salary		Bonus	Restricted Stock Award		Securities Underlying Options/ SARs		All Other Annual Compensation
Kenneth J. Hunnicutt,	2002	$326,000	(1)(2)	$123,200	$—		—		$84,964	(3)
Chairman of the Board,	2001	$304,815	(1)(2)	$66,813	$525,000	(4)	—		$87,331	(3)
President and Chief Executive Officer	2000	$294,300	(1)(2)	$116,168	$274,032	(4)	—		$66,144	(3)

Mark D. Thomas,	2002	$130,667	(1)	$—	$72,750	(5)	14,000	(6)	$246,015	(7)
Former President, Chief	2001	$208,358	(1)	$46,672	$21,000	(5)	12,000	(6)	$26,561	(7)
Operating Officer and Director	2000	$194,100	(1)	$75,240	$20,760	(5)	12,000	(6)	$15,547	(7)

W. Edwin Lane, Jr.,	2002	$126,010		$38,811	$29,100	(8)	12,000	(9)	$13,857	(10)
Executive Vice President	2001	$117,650		$23,059	$21,000	(8)	12,000	(9)	$14,195	(10)
and Chief Financial Officer	2000	$107,025		$37,459	$20,760	(8)	12,000	(9)	$12,086	(10)

Jon S. Edwards,	2002	$119,092		$36,680	$29,100	(11)	3,000	(12)	$12,378	(13)
Executive Vice President,	2001	$104,500		$14,630	$21,000	(11)	3,000	(12)	$10,889	(13)
Director of Credit Administration and Southern Region Executive	2000	$98,780		$24,688	$10,380	(11)	4,000	(12)	$6,735	(13)

Edwin W. Hortman, Jr.,	2002	$125,964	(1)	$30,766	$14,550	(14)	2,000	(15)	$11,545	(16)
Executive Vice President,	2001	$115,540	(1)	$15,952	$5,250	(14)	1,000	(15)	$13,218	(16)
Northern Region Executive and President & CEO of Citizens Security Bank	2000	$111,110	(1)	$63,253	$—		2,500	(15)	$11,486	(16)

(1)	Includes directors’ fees.

(2)	Contributions to the investment accounts under the Deferred Compensation Agreement and the Salary Continuation Agreement are included in “All Other Annual Compensation.” See footnote (4) below.

(3)

For 2002, the Company made contributions for the benefit of Mr. Hunnicutt to the Company’s 401(k) Profit Sharing Plan in the amount of $14,771, to the investment account under the Deferred Compensation Agreement in the amount of $14,551, and to the investment account under the Salary Continuation Agreement in the amount of $15,802. The amount for 2002 also includes dividends paid on shares of restricted Common Stock during 2002 in the amount of $39,840. For 2001, the Company made contributions for the benefit of Mr. Hunnicutt to the Company’s 401(k) Profit Sharing Plan in the amount of $4,585, to the Company’s Money Purchase Pension Plan in the amount of $8,500, to the investment account under the Deferred Compensation Agreement in the amount of $15,100, and to the investment account under the Salary Continuation Agreement in the amount of $15,802. The amount for 2001 also includes dividends paid on shares of restricted Common Stock during 2001 in the amount of $43,344. For 2000, the Company made contributions for the benefit of Mr. Hunnicutt to the Company’s 401(k) Profit Sharing Plan in the amount of $5,950, to the Company’s Money Purchase Pension Plan in the amount of $8,500, to the investment account under Mr. Hunnicutt’s Deferred Compensation Agreement in the amount of $15,300, and to the investment account under the Salary Continuation Agreement in the amount of $15,802. The amount for 2000 also includes dividends paid on shares of restricted Common Stock during 2000 in the amount of $20,592.

(4)	On January 16, 2001, the Board awarded Mr. Hunnicutt 50,000 shares of restricted Common Stock with a fair market value equal to $10.50 per share on the date of grant. On January 18, 2000, the Board awarded Mr. Hunnicutt 26,400 shares of restricted Common Stock with a fair market value equal to $10.38 per share on the date of grant.

(5)	On July 12, 2002, the Board awarded Mr. Thomas 5,000 shares of restricted Common Stock with a fair market value equal to $14.55 per share on the date of grant. On January 16, 2001, the Board awarded Mr. Thomas 2,000 shares of restricted Common Stock with a fair market value equal to $10.50 per share on the date of grant. On January 18, 2000, the Board awarded Mr. Thomas 2,000 shares of restricted Common Stock with a fair market value of $10.38 per share on the date of grant.

(6)	On July 12, 2002, the Board awarded Mr. Thomas an option to purchase 14,000 shares of Common Stock at an exercise price of $14.55 per share with such option vesting at a rate of 20% per year over a five-year period. On January 16, 2001, the Board awarded Mr. Thomas an option to purchase 12,000 shares of Common Stock at an exercise price of $10.50 per share with such option vesting at a rate of 20% per year over a five-year period. On January 18, 2000, the Board awarded Mr. Thomas an option to purchase 12,000 shares of Common Stock at an exercise price of $10.38 per share with such option vesting at a rate of 20% per year over a five-year period.

(7)	For 2002, the Company made contributions for the benefit of Mr. Thomas to the Company’s 401(k) Profit Sharing Plan in the amount of $5,488. The amount for 2002 also includes dividends paid on shares of restricted Common Stock during 2002 in the amount of $10,527. On August 8, 2002, Mr. Thomas entered into a Termination Agreement which provided for the payment to Mr. Thomas of an aggregate of $230,000 through January 15, 2003. See “Termination Agreement with Mr. Thomas.” For 2001, the Company made contributions for the benefit of Mr. Thomas to the Company’s 401(k) Profit Sharing Plan in the amount of $4,585 and to the Company’s Money Purchase Pension Plan in the amount of $8,500. The amount for 2001 also includes dividends paid on shares of restricted Common Stock during 2001 in the amount of $13,476. For 2000, the Company made contributions for the benefit of Mr. Thomas to the Company’s 401(k) Profit Sharing Plan in the amount of $1,670 and to the Company’s Money Purchase Pension Plan in the amount of $2,385. The amount for 2000 also included dividends paid on shares of restricted Common Stock during 2000 in the amount of $11,492.

(8)	On July 12, 2002, the Board awarded Mr. Lane 2,000 shares of restricted Common Stock with a fair market value equal to $14.55 per share on the date of grant. On January 16, 2001, the Board awarded Mr. Lane 2,000 shares of restricted Common Stock with a fair market value equal to $10.50 per share on the date of grant. On January 18, 2000, the Board awarded Mr. Lane 2,000 shares of restricted Common Stock with a fair market value of $10.38 per share on date of grant.

(9)	On July 12 2002, the Board awarded Mr. Lane an option to purchase 12,000 shares at an exercise price of $14.55 per share with such option vesting at a rate of 20% per year over a five-year period. On January 16, 2001, the Board awarded Mr. Lane an option to purchase 12,000 shares of Common Stock at an exercise price of $10.50 per share with such option vesting at a rate of 20% per year over a five-year period. On January 18, 2000, the Board awarded Mr. Lane an option to purchase 12,000 shares of Common Stock at an exercise price of $10.38 per share with such option vesting at a rate of 20% per year over a five-year period.

(10)

For 2002, the Company made contributions for the benefit of Mr. Lane to the Company’s 401(k) Profit Sharing Plan in the amount of $11,553. The amount for 2002 also includes dividends paid on shares of restricted Common Stock during 2002 in the amount of $2,304. For 2001, the Company made contributions for the benefit of Mr. Lane to the Company’s 401(k) Profit Sharing Plan in the amount of $4,184, and to the Company’s Money Purchase Pension Plan in the amount of $7,755. The amount for 2001 also includes dividends paid on shares of restricted Common Stock during 2001 in the amount of $2,256. For 2000, the Company made contributions for the benefit of Mr. Lane to the Company’s 401(k)

Profit Sharing Plan in the amount of $4,479 and to the Company’s Money Purchase Pension Plan in the amount of $6,399. The amount for 2000 also includes dividends paid on shares of restricted Common Stock during 2000 in the amount of $1,208.

(11)	On July 12, 2002, the Board awarded Mr. Edwards 2,000 shares of restricted Common Stock with a fair market value equal to $14.55 per share on the date of grant. On January 16, 2001, the Board awarded Mr. Edwards 2,000 shares of restricted Common Stock with a fair market value of $10.50 per share on the date of grant. On January 18, 2000, the Board awarded Mr. Edwards 1,000 shares of restricted Common Stock with a fair market value of $10.38 per share on date of grant.

(12)	On July 12, 2002, the Board awarded Mr. Edwards an option to purchase 3,000 shares of Common Stock at an exercise price of $14.55 per share with such option vesting at a rate of 20% per year over a five-year period. On January 16, 2001, the Board awarded Mr. Edwards an option to purchase 3,000 shares at an exercise price of $10.50 per share with such option vesting at a rate of 20% per year over a five-year period. On January 18, 2000, the Board awarded Mr. Edwards an option to purchase 4,000 shares at an exercise price of $10.38 per share with such option vesting at a rate of 20% per year over a five-year period.

(13)	For 2002, the Company made contributions for the benefit of Mr. Edwards to the Company’s 401(k) Profit Sharing Plan in the amount of $10,698. The amount for 2002 also includes dividends paid on shares of restricted Common Stock during 2002 in the amount of $1,680. For 2001, the Company made contributions for the benefit of Mr. Edwards to the Company’s 401(k) Profit Sharing Plan in the amount of $3,230 and to the Company’s Money Purchase Pension Plan in the amount of $6,459. The amount for 2001 also includes dividends paid on shares of restricted Common Stock during 2001 in the amount of $1,200. For 2000, the Company made contributions for the benefit of Mr. Edwards to the Company’s 401(k) Profit Sharing Plan in the amount of $2,625 and to the Company’s Money Purchase Pension Plan in the amount of $3,750. The amount for 2000 also includes dividends paid on shares of restricted Common Stock during 2000 in the amount of $360.

(14)	On July 12, 2002, the Board awarded Mr. Hortman 1,000 shares of restricted Common Stock with a fair market value equal to $14.55 per share on the date of grant. On January 16, 2001, the Board awarded Mr. Hortman 500 shares of restricted Common Stock with a fair market value of $10.50 per share on the date of grant.

(15)	On July 12, 2002, the Board awarded Mr. Hortman an option to purchase 2,000 shares of Common Stock at an exercise price of $14.55 per share with such option vesting at a rate of 20% per year over a five-year period. On January 16, 2001, the Board awarded Mr. Hortman an option to purchase 1,000 shares at an exercise price of $10.50 per share with such option vesting at a rate of 20% per year over a five-year period. On January 18, 2000, the Board awarded Mr. Hortman an option to purchase 2,500 shares at an exercise price of $10.38 per share with such option vesting at a rate of 20% per year over a five-year period.

(16)	For 2002, the Company made contributions for the benefit of Mr. Hortman to the Company’s 401(k) Profit Sharing Plan in the amount of $11,113. The amount for 2002 also includes dividends paid on shares of restricted Common Stock during 2002 in the amount of $432. For 2001, the Company made contributions for the benefit of Mr. Hortman to the Company’s 401(k) Profit Sharing Plan in the amount of $4,250 and to the Company’s Money Purchase Pension Plan in the amount of $8,500. The amount for 2001 also includes dividends paid on shares of restricted Common Stock during 2001 in the amount of $468. For 2000, the Company made contributions for the benefit of Mr. Hortman to the Company’s 401(k) Profit Sharing Plan in the amount of $4,621 and to the Company’s Money Purchase Pension Plan in the amount of $6,601. The amount for 2000 also includes dividends paid on shares of restricted Common Stock during 2000 in the amount of $264.

Option Grants in Year Ended December 31, 2002

The following table sets forth information with respect to options granted under the ABC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan to the Company’s Chief Executive Officer and to any other executive officer of the Company whose total cash compensation exceeded $100,000 for the year ended December 31, 2002.

Option Grants During 2002

	Individual Grants
Name	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in 2002	Exercise Price (per share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
					5%	10%
Kenneth J. Hunnicutt	—	—	—	—	—	—
Mark D. Thomas (3)	14,000	17.1%	$14.55	7/16/12	—	—
W. Edwin Lane, Jr.	12,000	14.6%	$14.55	7/16/12	$109,800	$278,280
Jon S. Edwards	3,000	3.7%	$14.55	7/16/12	$27,450	$69,570
Edwin W. Hortman, Jr	2,000	2.4%	$14.55	7/16/12	$18,300	$46,380

(1)	All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. Such options may not be exercised later than 10 years after the date of grant.

(2)	These amounts represent certain assumed rates of appreciation as set forth by the rules of the SEC. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved.

(3)	All options granted to Mr. Thomas that were not exercised within 90 days after his resignation were terminated. See “Aggregated Option Exercises and Fiscal Year-End Options/SAR Values.” Information is being provided with respect to Mr. Thomas pursuant to the rules of the SEC.

Stock Option Exercises During 2002 and Stock Option Year-End Values

The following table sets forth information with respect to options exercised in the last fiscal year by the Company’s Chief Executive Officer and any other executive officer whose total cash compensation exceeded $100,000 for the year ended December 31, 2002, together with the number and value of unexercised options and stock appreciation rights (“SAR”) held as of the end of the last fiscal year for each such person.

Aggregated Option Exercises and Fiscal Year-End Option/SAR Values

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options/ SARs at FY-End (#)		Value of Unexercised In-the-Money Options/SARs at FY-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Kenneth J. Hunnicutt	10,000	$91,300	51,450	16,050	$83,349	$26,001
Mark D. Thomas (2)	7,200	$18,220	—	—	—	—
W. Edwin Lane, Jr.	—	—	10,364	30,162	$22,352	$44,790
Jon S. Edwards	—	—	5,800	10,200	$15,806	$15,864
Edwin W. Hortman, Jr.	—	—	6,000	5,500	$3,060	$5,815

(1)	Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.

(2)	Information is being provided with respect to Mr. Thomas pursuant to the rules of the SEC.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	313,988	$11.95	194,396
Equity compensation plans not approved by security holders	0	0	0

Total	313,988	$11.95	194,396

(1)	The Company offers options to purchase shares of Common Stock to certain of its employees and directors under the ABC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan and the 1997 Incentive Stock Option Plan for Mr. Hunnicutt.

Deferred Compensation Agreement with Mr. Hunnicutt

The Company has entered into a Deferred Compensation Agreement with Mr. Hunnicutt, pursuant to which the Company has agreed to pay Mr. Hunnicutt deferred compensation in the event of his retirement, disability or death or the termination of his employment in the amounts and for the periods set forth below. In the fiscal year ended December 31, 2002, $18,791 was accrued, but not paid, to Mr. Hunnicutt pursuant to the Deferred Compensation Agreement.

Event	Amount	Number of Months
Normal retirement	$3,750/month	180
Early retirement	value of investment account (1)	120
Disability	$3,750/month if during normal retirement	180
	value of investment account if prior to retirement (1)	120
Death during normal retirement	$5,000/month	Balance of 180 months
Death during early retirement	$5,000/month	Balance of 120 months
Death prior to retirement	$5,000/month	180
Termination of employment	Value of investment account (1)(2)	120

(1)	The balance of the investment account as of December 31, 2003 will be $383,000.

(2)	Mr. Hunnicutt may elect not to receive the value of the investment account upon termination of his employment and instead receive normal retirement benefits of $3,750 per month for 180 months when he reaches age 68.

Salary Continuation Agreement with Mr. Hunnicutt

The Company has entered into a Salary Continuation Agreement with Mr. Hunnicutt. The Salary Continuation Agreement provides, among other things, that Mr. Hunnicutt is entitled to receive 15 annual payments of $33,750 each. Payments to Mr. Hunnicutt are scheduled to begin July 1, 2004.

Executive Employment Agreement with Mr. Hunnicutt

The Company entered into an Amended and Restated Executive Employment Agreement with Mr. Hunnicutt effective as of May 24, 1999 (the “Hunnicutt Employment Agreement”), pursuant to which Mr. Hunnicutt has agreed to serve as the Chief Executive Officer of the Company for a term of five years. The term of the Hunnicutt Employment Agreement will not expire prior to the expiration of 24 months after the occurrence of a Change of Control (as such term is defined in the Hunnicutt Employment Agreement) of the Company. The Hunnicutt Employment Agreement provides that Mr. Hunnicutt will receive a minimum base salary of $250,000 and is further entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the Chief Executive Officer of the Company. The Hunnicutt Employment Agreement also provides certain additional benefits to Mr. Hunnicutt if he terminates his employment for “good reason” (as defined in the Hunnicutt Employment Agreement).

If Mr. Hunnicutt elects to terminate his employment upon 90-days notice, or the Hunnicutt Employment Agreement is terminated because of Mr. Hunnicutt’s “disability” (as defined in the Hunnicutt Employment Agreement), then the Company is obligated to pay him his annual salary and annual bonus through the date of termination. In the event of Mr. Hunnicutt’s death, the Company is obligated to purchase, under certain circumstances, all outstanding stock options previously granted to Mr. Hunnicutt, whether or not such options are then exercisable, at a cash purchase price equal to the amount by which the aggregate fair market value of such options exceeds their exercise price. The Hunnicutt Employment Agreement also includes certain restrictive covenants which limit Mr. Hunnicutt’s ability to compete with the Company or to divulge certain confidential information concerning the Company.

Executive Employment Agreement with Mr. Thomas

The Company entered into an Executive Employment Agreement with Mr. Thomas dated as of July 12, 1999 (the “Thomas Employment Agreement”), pursuant to which Mr. Thomas agreed to serve as the Chief Operating Officer of the Company. Effective as of August 8, 2002, the Thomas Employment Agreement was terminated by mutual agreement of the parties. The Thomas Employment Agreement provided that Mr. Thomas would receive a minimum base salary of $180,000 and was further entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position with the Company.

Termination Agreement with Mr. Thomas

In connection with Mr. Thomas’ resignation as a director and the President and Chief Operating Officer of the Company, Mr. Thomas and the Company entered into a Termination Agreement dated as of August 8, 2002 (the “Thomas Termination Agreement”). The Thomas Termination Agreement terminated the Thomas Employment Agreement, provided for the payment of an aggregate of $230,000 between the effective date of the Thomas Termination Agreement and January 15, 2003, and provided for the issuance of 2,000 shares of the Common Stock in accordance with the Company’s previous grant of restricted Common Stock to Mr. Thomas under the Company’s Omnibus Stock Ownership and Long Term Incentive Plan. The Termination Agreement also contained mutual, general releases and certain restrictive covenants which limit Mr. Thomas’ ability to compete with the Company or to divulge certain confidential information concerning the Company.

Executive Employment Agreement with Mr. Lane

The Company entered into an Executive Employment Agreement with Mr. Lane dated as of August 21, 2001 (the “Lane Employment Agreement”), pursuant to which Mr. Lane has agreed to serve as the Executive Vice President and Chief Financial Officer of the Company for an initial term of one year, which initial term shall be automatically renewed for additional consecutive one-year terms unless timely notice of non-renewal is given by either the Company or Mr. Lane. Notwithstanding any notice by the Company not to extend, the term of the Lane Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control (as such term is defined in the Lane Employment Agreement) of the Company. The Lane Employment Agreement provides that Mr. Lane will receive a minimum base salary of $120,650 and is further entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the Executive Vice President and Chief Financial Officer of the Company. The Lane Employment Agreement also provides certain additional benefits to Mr. Lane if he terminates his employment for “good reason” (as defined in the Lane Employment Agreement) within 12 months after an occurrence of a Change of Control.

If Mr. Lane elects to terminate his employment upon 90-days notice, or the Lane Employment Agreement is terminated because of Mr. Lane’s Disability (as defined in the Lane Employment Agreement), then the Company is obligated to pay him his annual salary and annual bonus through the date of termination. In the event of Mr. Lane’s death, the Company is obligated to pay him his annual salary and annual bonus through the date of death. The Lane Employment Agreement also includes certain restrictive covenants which limit Mr. Lane’s ability to compete with the Company or to divulge certain confidential information concerning the Company.

In connection with the execution of the Lane Employment Agreement, the Company and Mr. Lane agreed to terminate the Severance Protection and Non-Competition Agreement between the Company and Mr. Lane dated as of November 1, 1998.

Severance Protection Agreement with Mr. Edwards

The Company entered in a Severance Protection and Non-Competition Agreement with Mr. Edwards dated as of March 8, 1999 (the “Edwards Severance Agreement”). The Edwards Severance Agreement is effective for an initial term of one year and is automatically renewed for additional consecutive one-year terms unless timely notice of non-renewal is given by either the Company or Mr. Edwards. Generally, the Edwards Severance Agreement provides that if Mr. Edwards’ employment is terminated within 12 months after a “change of control” (as defined in the Edwards Severance Agreement) (i) by the Company other than for “cause” (as defined in the Edwards Severance Agreement), or (ii) by Mr. Edwards for “good reason” (as defined in the Edwards Severance Agreement), Mr. Edwards is entitled to be paid over a 12-month period commencing on the date of Mr. Edwards’ termination the sum of (a) all accrued and unpaid salary, expenses, vacation pay, bonuses (pro-rated for the number of days during the year of termination that Mr. Edwards was employed) and incentive compensation, (b) Mr. Edwards’ annual base salary at the highest rate in effect at any time during the 90-day period prior to the change of control, (c) an amount equal to the average of the annual bonuses paid to Mr. Edwards during the three full fiscal years prior to his termination, and (d) the excess of the actuarial equivalent of retirement benefits to which Mr. Edwards would be entitled under the Company’s supplemental and other retirement plans had Mr. Edwards remained employed by the Company for an additional one year of credited service over the actual actuarial equivalent benefits to which Mr. Edwards is entitled under such plans. In addition, upon any such termination, the Company is obligated to continue, at its expense, for a 12-month period the medical, disability, dental, hospitalization and life insurance benefits to which Mr. Edwards was entitled prior to termination. Also, upon any such termination, the restriction on outstanding stock options and similar incentive awards that would otherwise have vested or become exercisable within four years after such termination lapse, and such options and awards become immediately vested and exercisable. Finally, to the extent that payments under the Edwards Severance Agreement would be subject to an excise tax imposed under the Internal Revenue Code of 1986, as amended, Mr. Edwards is also entitled to a “gross-up” payment in the amount equal to any such tax.

Severance Protection Agreement with Mr. Hortman

The Company entered in a Severance Protection and Non-Competition Agreement with Mr. Hortman dated as of April 13, 1998 (the “Hortman Severance Agreement”). The Hortman Severance Agreement is effective for an initial term of one year and is automatically renewed for additional consecutive one-year terms unless timely notice of non-renewal is given by either the Company or Mr. Hortman. Generally, the Hortman Severance Agreement provides that if Mr. Hortman’s employment is terminated within 12 months after a “change of control” (as defined in the Hortman Severance Agreement) (i) by the Company other than for “cause” (as defined in the Hortman Severance Agreement), or (ii) by Mr. Hortman for “good reason” (as defined in the Hortman Severance Agreement), Mr. Hortman is entitled to be paid over a 12-month period commencing on the date of

Mr. Hortman’s termination the sum of (a) all accrued and unpaid salary, expenses, vacation pay, bonuses (pro-rated for the number of days during the year of termination that Mr. Hortman was employed) and incentive compensation, (b) Mr. Hortman’s annual base salary at the highest rate in effect at any time during the 90-day period prior to the change of control, (c) an amount equal to the average of the annual bonuses paid to Mr. Hortman during the three full fiscal years prior to his termination, and (d) the excess of the actuarial equivalent of retirement benefits to which Mr. Hortman would be entitled under the Company’s supplemental and other retirement plans had Mr. Hortman remained employed by the Company for an additional one year of credited service over the actual actuarial equivalent benefits to which Mr. Hortman is entitled under such plans. In addition, upon any such termination, the Company is obligated to continue, at its expense, for a 12-month period the medical, disability, dental, hospitalization and life insurance benefits to which Mr. Hortman was entitled prior to termination. Also, upon any such termination, the restriction on outstanding stock options and similar incentive awards that would otherwise have vested or become exercisable within four years after such termination lapse, and such options and awards become immediately vested and exercisable. Finally, to the extent that payments under the Hortman Severance Agreement would be subject to an excise tax imposed under the Internal Revenue Code of 1986, as amended, Mr. Hortman is also entitled to a “gross-up” payment in the amount equal to any such tax.

Compensation of Directors

All directors serving on the Board receive a fee of $500 per month. Mr. Weltzbarker receives an additional $800 per month for his service as Vice Chairman of Board, which position he has held since May 15, 2001. Board meetings are held monthly. Members of the Executive Committee (except Mr. Hunnicutt) receive a fee of $300 per month, and members of the Audit Committee receive a fee of $200 per meeting. Mr. Wortman receives $200 per meeting for his services on the Executive Loan Committee and is the only member of the Executive Loan Committee to receive compensation for service thereon. Messrs. Jeter and Wortman each receive $125 per meeting attended for their services on the Asset Liability Management Committee and are the only directors on the Asset Liability Management Committee to receive compensation for services thereon.

Compensation Committee Interlocks and Insider Participation

Mr. Hunnicutt, who served as the Company’s Chief Executive Officer during 2002 and as the Company’s President after August 20, 2002, also served as a non-voting member of the Compensation Committee during 2002. Mr. Thomas, who served as the Company’s President and Chief Operating Officer until August 8, 2002, also served as a non-voting member of the Compensation Committee prior to his resignation. No other member of the Compensation Committee is a current or former employee of the Company or any of its subsidiaries.

The Company and the Banks have had, and expect to have in the future, banking transactions in the ordinary course of business with members of the Compensation Committee, including corporations, partnerships and other organizations in which such members have an interest. The Board believes that the terms of such loans (including interest rates, collateral and repayment terms) are fair and equitable and are substantially the same as terms that were prevailing at the time such loans were made with respect to comparable transactions with unrelated parties. Such transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD

The Company’s executive compensation programs are administered by the Compensation Committee. During 2002, the Compensation Committee was composed of Messrs. Fulp, Hunnicutt, Jeter and Weltzbarker. Mr. Thomas served on the Compensation Committee until his resignation in August 2002.

The Company’s executive compensation is designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns. The base salary for executives is determined in relation to their level of responsibility. Salary ranges are reviewed on an annual basis, taking into consideration, among other things, the financial performance of the Company, and are adjusted as necessary. Salaries are reviewed on an annual basis, and salary changes are based primarily upon individual performance.

In reviewing the performance of Mr. Hunnicutt, the Compensation Committee took into account the Hunnicutt Employment Agreement, which establishes Mr. Hunnicutt’s base compensation from year to year. In determining Mr. Hunnicutt’s compensation, the Compensation Committee considered the effects of inflation, adjustments to the salaries of other senior management personnel, Mr. Hunnicutt’s past performance and the contribution which he made to the business and profits of the Company during fiscal year 2002. The Company’s performance in 2002 reflected net income of $10.4 million, or $1.05 per basic share of the Common Stock, an increase of 8.3% from net income for 2001 of $9.6 million. The Company’s total assets were $1.2 billion as of December 31, 2002 and 2001. The Company experienced an increase in total loans of 3% from $805 million in 2001 to $833 million in 2002, and a decrease in total deposits of 2% from $931 million in 2001 to $916 million in 2002. Mr. Hunnicutt’s base salary did not change for 2002 at his request.

Submitted by the Compensation Committee

J. Raymond Fulp

Kenneth J. Hunnicutt (non-voting member)

Daniel B. Jeter

Doyle Weltzbarker, Chairman of the Compensation Committee

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Board has adopted a written charter for the Audit Committee. The primary functions of the Audit Committee are set forth in its charter and include: (i) recommending an accounting firm to be appointed by the Company as its independent accountants; (ii) consulting with the Company’s independent accountants regarding their audit plan; (iii) reviewing the Company’s financial statements with its accountants; and (iv) determining that management placed no restrictions on the scope or implementation of the independent accountants’ report. The members of the Audit Committee are independent within the meaning of the rules of the National Association of Securities Dealers, Inc.

The Audit Committee reports as follows:

(i)	the Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2002 with the Company’s management;

(ii)	the Audit Committee has discussed with Mauldin & Jenkins, Certified Public Accountants and Consultants, LLC (“Mauldin & Jenkins”), the Company’s independent accountants, the matters required to be discussed by Statement of Accounting Standards 61; and

(iii)	the Audit Committee has received the written disclosures and the letter from Mauldin & Jenkins required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed Mauldin & Jenkins’ independence with representatives of Mauldin & Jenkins.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the SEC.

Submitted by the Audit Committee

J. Raymond Fulp

Daniel B. Jeter

Henry C. Wortman, Chairman of the Audit Committee

PERFORMANCE GRAPH

Set forth below is a line graph comparing the change in the cumulative total shareholder return on the Common Stock against the cumulative return of The NASDAQ Stock Market (U.S. Companies) and the index of Nasdaq Bank Stocks for the five-year period commencing December 31, 1997, and ending December 31, 2002. The graph shows the value at December 31, 1997, December 31, 1998, December 31, 1999, December 29, 2000, December 31, 2001 and December 31, 2002, assuming an investment of $100 on December 31, 1997, and reinvestment of dividends and other distributions to shareholders.

Pursuant to the regulations of the SEC, this graph is not “soliciting material,” is not filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PROPOSAL II: RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Company has appointed Mauldin & Jenkins as its independent accountants for the fiscal year ended December 31, 2002. Mauldin & Jenkins has served as the Company’s independent accountants since 1985. Services provided to the Company and its subsidiaries by Mauldin & Jenkins in the fiscal year ended December 31, 2002 included the examination of the Company’s consolidated financial statements, limited review of quarterly reports, services related to filings with the SEC and consultation with respect to various tax matters.

Representatives of Mauldin & Jenkins will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders.

Audit Fees

For the 2002 audit of the Company’s annual financial statements, including the review of the quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q filed in 2002, the Company has agreed to pay Mauldin & Jenkins approximately $265,000. As of December 31, 2002, $152,000 of these fees had been billed.

Financial Information Systems Design and Implementation Fees

For the fiscal year ended December 31, 2002, Mauldin & Jenkins was not engaged to and did not provide any of the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

All Other Fees

For the fiscal year ended December 31, 2002, Mauldin & Jenkins billed $84,000 to the Company for services other than those described above. Included in such amount are fees totaling approximately (i) $43,000 for services related to mergers and acquisitions and related implementation/review of new accounting standards for business combinations and goodwill impairment, and (ii) $41,000 for income tax services.

Compatibility of Audit Fees

The Company’s Audit Committee has considered the provision of non-audit services by Mauldin & Jenkins and the fees paid to them for such services and believes that the provision of such services and their fees are compatible with Mauldin & Jenkins maintaining independence (see “Report of the Audit Committee of the Board”).

Less than fifty percent of the hours expended on Mauldin & Jenkins’ engagement to audit the Company’s financial statements for the fiscal year ended December 31, 2002 were attributable to work performed by persons other than Mauldin & Jenkins’ full-time, permanent employees.

Ratification of the appointment of Mauldin & Jenkins as the Company’s independent accountants for the fiscal year ended December 31, 2002 requires the affirmative vote of a majority of the outstanding shares of Common Stock which are entitled to vote at the Annual Meeting. Unless otherwise specified, the proxy holders designated in the proxy will vote the shares covered thereby at the Annual Meeting “FOR” ratification of the appointment of Mauldin & Jenkins. In the event that the shareholders do not ratify the appointment of Mauldin & Jenkins, the appointment will be reconsidered by the Audit Committee and the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL II.

CERTAIN TRANSACTIONS

The Company and the Banks have engaged in, and in the future expect to engage in, banking transactions in the ordinary course of business with directors and officers of the Company and the Banks and their associates, including corporations, partnerships and other organizations in which such directors and officers have an interest. At December 31, 2002, certain executive officers and directors, and companies in which, as of such date, such executive officers and directors had a ten percent (10%) or more beneficial interest, were indebted to the Banks in the aggregate amount of approximately $13 million. The Board believes that the terms of such loans (including interest rates, collateral and repayment terms) are fair and equitable and contain substantially the same terms as those prevailing at the time such loans were made for comparable transactions with unrelated parties. Such transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

Since November 1, 1991, the Company has leased a building from Mr. Hunnicutt and Lynn Jones, who serves as a director of one of the Banks, that is used as the Company’s operations center in Moultrie, Georgia. On November 1, 1996, the Company renewed the lease, increasing the rent payments from $2,500 to $3,333 per month. After renovations and an addition to such building, the lease was extended and rent payments were increased beginning October 1, 1998 to $5,667 per month. Rent payments under the extended lease, which expires on November 1, 2003, totaled $68,000 for 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. They are also required to furnish the Company with copies of all Section 16(a) forms they file with the SEC.

To the Company’s knowledge, based solely on its review of the copies of such reports furnished to it and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all of the Company’s officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

OTHER MATTERS

The Board does not contemplate bringing before the Annual Meeting any matter other than those specified in the accompanying Notice of Annual Meeting of Shareholders, nor does it have information that other matters will be presented at the Annual Meeting. If other matters come before the Annual Meeting, signed proxies will be voted upon such questions in accordance with the best judgment of the persons acting under the proxies.

SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be presented at the Company’s annual meeting of shareholders to be held in 2004 and to be included in the Company’s proxy statement and form of proxy for that meeting must be received by the Company, directed to the attention of the Secretary, not later than November 14, 2003. Any such proposal must comply in all respects with the rules and regulations of the SEC.

ANNUAL REPORT

A copy of the Company’s Annual Report to Shareholders is enclosed with this Proxy Statement. The Annual Report to Shareholders is not a part of the proxy soliciting material enclosed herewith. The Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2002, will be filed with the SEC prior to the Annual Meeting. Upon receipt of a written request, the Company will, without charge, furnish any owner of its Common Stock a copy of its Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2002, including financial statements and the footnotes thereto. Copies of exhibits to the Annual Report on Form 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such request should be directed to the Secretary of the Company at the address indicated on the first page of this Proxy Statement.

By Order of the Board of Directors,

Moultrie, Georgia April 15, 2003	Kenneth J. Hunnicutt Chairman of the Board, President and Chief Executive Officer

PROXY

ABC Bancorp

24 Second Avenue, S.E.

Moultrie, Georgia 31768

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Kenneth J. Hunnicutt and Doyle Weltzbarker, and each of them, with full power of substitution, the proxies and attorneys of the undersigned at the Annual Meeting of Shareholders (the “Annual Meeting”) of ABC Bancorp (the “Company”) to be held on Tuesday, May 20, 2003, at ABC Bancorp, 24 Second Avenue, S.E., Moultrie, Georgia, at 4:15 p.m., local time, and at any adjournment or postponement thereof, and hereby authorizes them to vote as designated below at the Annual Meeting all the shares of common stock of the Company held of record by the undersigned as of March 21, 2003. The undersigned hereby acknowledges receipt of the Annual Report of the Company for the fiscal year ended December 31, 2002, and the Notice of Annual Meeting and Proxy Statement of the Company for the Annual Meeting.

I.	Election of the following nominees to the Board of Directors in Class III for three-year terms of office:

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Class III

Kenneth J. Hunnicutt	Eugene M. Vereen, Jr.	Doyle Weltzbarker

Instructions: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) in the space provided below. If this Proxy is executed by the undersigned in such manner as not to withhold authority to vote for the election of any nominee, this Proxy shall be deemed to grant such authority.

II.	To ratify the appointment of Mauldin & Jenkins, Certified Public Accountants and Consultants, LLC, as the Company’s independent accountants for the fiscal year ended December 31, 2002:
☐ FOR ☐ AGAINST ☐ ABSTAIN
III.	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof:
☐ FOR ☐ AGAINST ☐ ABSTAIN

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for the election of each nominee and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting.

Print Name(s):

Signature:

Signature If

Held Jointly:

Dated:                                                       , 2003

Please date and sign in the same manner in which your shares are registered. When signing as executor, administrator, trustee, guardian, attorney or corporate officer, please give full title as such. Joint owners should each sign.